EXHIBIT 95

MINE SAFETY DISCLOSURES

Cleco Power does not have control over the day-to-day operations, including safety, of either the Dolet Hills mine or the Red River mine.  Pursuant to a mining joint operating agreement governing the mines, Cleco Power and SWEPCO each have two representatives on a four member executive committee.  The main purpose of the executive committee is to enhance communication among the mine operator, Cleco Power, and SWEPCO.  The executive committee’s duties include:  reviewing the status of the mine; providing policy recommendations concerning basic planning, land acquisition, geological and engineering activities; recommending economic limits and personnel requirements; reviewing mining and lignite delivery issues; and reviewing the financial information and operational records of DHLC.
Under Section 1503 of the Dodd-Frank Act, public reporting companies that meet the definition of an “operator” of a mine under the Federal Mine Safety and Health Act of 1977 (MSHA) are required to report notices of violations and proposed assessments under the MSHA.  The MSHA defines an operator as any owner, lessee, or other person who operates, controls, or supervises a coal or other mine or any independent contractor performing services or construction at such mine.  Cleco Power might meet the definition of an “operator” under the MSHA through its two representatives on the executive committee.  Therefore, Cleco Power has chosen to include the disclosures required by Section 1503 of the Dodd-Frank Act.  During 2010, DHLC received one notice of violation of mandatory health or safety standards under Section 104 of the MSHA, for which DHLC estimated the dollar value of the proposed assessment relating to the notice of violation to be less than $0.1 million.  In 2010, DHLC had two legal actions pending before the MSHA challenging four violations issued by the MSHA following the fatality of an employee of DHLC at the Dolet Hills mine in March 2009.  One of the two legal actions pending was settled in 2011. In 2011, DHLC had 16 violations and the assessment total was less than $0.1 million. However, 14 of the violations were Non-Significant and Substantial and are not subject to the MSHA's reporting requirements. The MSHA definition of control is not the same as the definition of control pursuant to accounting pronouncements relating to consolidation and equity method investments.  Management has determined that its relationship with DHLC does not meet the definition of control under accounting pronouncements; therefore, Cleco Power has not included any financial information about DHLC in its periodic reports.